Exhibit 5.1

April 19, 2024

Notable Labs, Ltd.

320 Hatch Drive

Foster City, CA 94404

RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Notable Labs, Ltd., an Israeli company (the “Company”), in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 on or about April 19, 2024 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, with respect to the Company’s ordinary shares, NIS 0.35 par value per share (the “Ordinary Shares”): (i) 351,426 Ordinary Shares, which may be issued upon the exercise of options or are reserved for issuance under the Company’s 2015 Stock Plan (the “2015 Plan”), and (ii) 4,000,000 Ordinary Shares, which may be issued upon the exercise of options or are reserved for issuance under the Company’s Employee Share Ownership and Option Plan (2024) (the “2024 Plan” and together with the 2015 Plan, each, a “Plan”, and collectively, the “Plans”).

In our capacity as counsel to the Company, and in addition to reviewing the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Articles of Association (the “Articles”), (ii) the Plans, (iii) resolutions of the Company’s board of directors and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors, which have been provided to us, are true and accurate and prepared in accordance with the Company’s Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Ordinary Shares (which may consist, in part or in full, of services performed for the Company).

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the respective Plan, pursuant to agreements with respect to the respective Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the respective Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices